EXHIBIT 21

SUBSIDIARIES OF BARRETT BUSINESS SERVICES, INC.

AS OF DECEMBER 31, 2008

Subsidiary	Jurisdiction of Formation
Associated Insurance Company for Excess	Arizona

BBS I, LLC	Oregon